                                                                       Exhibit 4


                                SUNSOURCE INC.

                          DEFERRED COMPENSATION PLAN

                               FOR KEY EMPLOYEES

                           (As Amended and Restated
                       Effective as of October 1, 1998)

                                SUNSOURCE INC.
                          DEFERRED COMPENSATION PLAN
                               FOR KEY EMPLOYEES
                               -----------------

                                    PURPOSE

         SunSource Inc. (the "Company") sponsors the SunSource Inc. Deferred Compensation Plan for Key Employees (the "Plan") which provides its eligible employees and the eligible employees of its affiliates with the opportunity to defer all or a portion of their future compensation as permitted herein to enhance their retirement benefits on a tax-favored basis.

         The Plan initially provided the means for senior executives of SDI Operating Partners, L.P. to defer payment of benefits under certain incentive and supplemental compensation programs and was named the "Deferred Compensation Plan for Key Employees of SDI Operating Partners, L.P." Effective as of October 1, 1998, the Plan was amended and restated to provide eligible employees of SunSource and its affiliates the opportunity to defer receipt of all or a portion of their salary and bonuses. The Plan, as amended and restated, has been renamed the "SunSource Inc. Deferred Compensation Plan for Key Employees."

                               TABLE OF CONTENTS
                               -----------------
                                                                           Page
                                                                           ----


ARTICLE 1 -   DEFINITIONS AND CONSTRUCTION....................................1

ARTICLE 2  -  BENEFITS........................................................4

ARTICLE 3  -  DISTRIBUTIONS TO PARTICIPANTS...................................7

ARTICLE 4  -  EMERGENCY BENEFITS..............................................9

ARTICLE 5  -  ACCELERATED DISTRIBUTION.......................................10

ARTICLE 6  -  VESTING........................................................11

ARTICLE 7  -  FUNDING........................................................11

ARTICLE 8  -  ADMINISTRATION.................................................11

ARTICLE 9  -  AMENDMENT AND TERMINATION......................................13

ARTICLE 10 -  MISCELLANEOUS..................................................13

                                   ARTICLE 1
                         DEFINITIONS AND CONSTRUCTION

                  Sec. 1.01 Definitions. Whenever used in this Plan:

                  "Account" means a Participant's In-Service Distribution Account or a Retirement Distribution Account, whichever is applicable. "Accounts" refers collectively to a Participant's In-Service Distribution Account(s) and Retirement Distribution Account.

                  "Affiliate" means any firm, partnership, or corporation that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company; provided that an "Affiliate" shall only be considered as such for the period that such relationship with the Company shall exist. "Affiliate" also includes any other organization similarly related to the Company that is designated as such by the Board.

                  "Board" means the Board of Directors of the Company.

                  "Change of Control" shall be deemed to have occurred if:

          (a) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than Lehman Brothers Holdings Inc. or the management group of Norman V. Edmonson, Donald T. Marshall, John P. McDonnell, Harold J. Cornelius, Max W. Hillman and Joseph M. Corvino, becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the voting power of the then outstanding securities of the Company;

         (b) The Company ceases to own, directly or indirectly, all of the general and limited partnership interests in SDI and SDI Partners I, L.P.;

         (c) The shareholders of the Company, SunSub A Inc. or SunSub B Inc. approve (or, if shareholder approval is not required, the respective board of directors approves) an agreement providing for (i) the merger or consolidation of the Company, SunSub A Inc. or SunSub B Inc. with another corporation where the shareholders of the Company, SunSub A Inc. or SunSub B Inc., immediately prior to the merger or consolidation, shall not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to 75% or more of all votes to which all shareholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), or where the members of the respective board of directors, immediately prior to the merger or consolidation, would not, immediately after the merger or consolidation, constitute a majority of the board of directors of the surviving corporation, (ii) the sale or other disposition of all or substantially all of the assets of the Company, SunSub A Inc. or SunSub B Inc. or (iii) a liquidation or dissolution of the Company, SunSub A Inc. or SunSub B Inc.;

         (d) The partners of SDI or SDI Partners I, L.P. approve an agreement providing for (i) the merger or consolidation of the SDI or SDI Partners I, L.P. with another entity where the partners of SDI or SDI Partners I, L.P., immediately prior to the merger or consolidation, shall not beneficially own, immediately after the merger or consolidation, 75% or more of the capital, voting and profits interests of the surviving entity, (ii) the sale or other disposition in a single or related series of transactions, of more than 75% of the assets of SDI or SDI Partners I, L.P., or (iii) a liquidation or dissolution of the SDI or SDI Partners I, L.P.;

         (e) Any person has commenced a tender offer or exchange offer for 20% or more of the voting power of the then outstanding shares of the Company; or

         (f) A majority of the Board shall cease for any reason to consist of
(1) individuals who on the Restatement Effective Date are serving as directors of the Company, except for Henri I. Talerman and Eliot M. Fried, or (2) individuals who subsequently become members of the Board and whose nomination for election or election to the Board is recommended or approved by a majority of the Board.

                  "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                  "Committee" means the persons appointed by the Board to administer the Plan pursuant to Article 8.

                  "Company" means SunSource Inc.

                  "Compensation" means, for any Plan Year, the total amount of cash remuneration paid by the Company or an Affiliate to an Eligible Employee as base salary and commissions and the total amount of cash remuneration earned by an Eligible Employee as bonus (including amounts payable in the following Plan Year), including any Compensation Deferrals under this Plan or any 401(k) plan or section 125 plan maintained by the Company or an Affiliate.

                  "Compensation Deferral" means the amount or amounts of a Participant's Compensation deferred under the provisions of Article 2.

                  "Distribution Option Period" means a period of five consecutive Plan Years for which an Eligible Employee elects, on an Enrollment Agreement, the time and manner of payment of his In-Service Distribution Account for such Plan Years.

                  "Earnings Crediting Options" means the options selected by the Participant from time to time pursuant to which earnings or losses are credited to the Participant's Accounts.

                  "Effective Date" means December 1, 1996. "Restatement Effective Date" means October 1, 1998, the effective date of this amended and restated Plan.

                  "Eligible Employee" means an Employee who is eligible to participate in the Plan for a particular Plan Year as designated by the Company in its sole discretion; provided, however, that to qualify as an "Eligible Employee" for purposes of the Plan, the individual must be a member of a "select group of management or highly compensated employees" within the meaning of Sections 201, 301 and 401 of ERISA, as determined by the Committee.

                  "Employee" means any individual employed by the Company or an Affiliate on a regular, full-time basis (determined in accordance with the personnel policies and practices of the Company).

                  "Enrollment Agreement" means the authorization form prescribed by the Committee which an Eligible Employee files with the Company to participate in the Plan.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "Exchange Act" means Securities Exchange Act of 1934, as amended.

                  "In-Service Distribution Account" means the Account maintained for a Participant for each Distribution Option Period to which Compensation Deferrals are credited pursuant to the in-service distribution option described in Section 7.3, adjusted by earnings or losses attributable to the Earnings Crediting Options selected by the Participant for such Account from time to time, and distributions and withdrawals from such Account.


                  "Participant" means (a) any Eligible Employee who makes a Compensation Deferral pursuant to Section 2.01, or (b) any other current or former Eligible Employee who has a balance in an Account greater than zero.

                  "Plan" means the SunSource Inc. Deferred Compensation Plan for Key Employees, as set forth herein and as the same may be amended from time to time.

                  "Plan Year" means the calendar year.

                  "Retirement" means the termination of the Participant's Service with the Company and the Affiliates (for reasons other than death or cause) at or after age 55. For purposes hereof, the term "cause" shall mean termination by the Company or an Affiliate for failure of the Participant to perform his duties (other than by reason of illness, injury or incapacity), dishonesty, willful misconduct or conviction of a crime involving moral turpitude, as determined by the Company or the applicable Affiliate.

                  "Retirement Distribution Account" means the Account maintained for a Participant to which Compensation Deferrals are credited pursuant to the retirement distribution option described in Section 7.2, adjusted by deemed earnings or losses attributable to the Earnings Crediting Options selected by the Participant for such Account from time to time, and distributions and withdrawals from such Account.

                  "SDI" means SDI Operating Partners, L.P.

                  "Service" means service as an employee of the Company or an Affiliate.

                  "Social Security Wage Base" means the applicable contribution base for Old Age, Survivors and Disability Insurance (OASDI) as determined under section 3121(x) of the Code.

                  "Termination Date" means the date of termination of a Participant's Service with the Company and the Affiliates. Notwithstanding the foregoing, a Participant's Service shall not be considered terminated as long as he is receiving benefits under the terms of any long-term disability plan maintained by the Company or an Affiliate.

                  "Valuation Date" means the last day of each calendar quarter and such other time or times as the Committee shall determine.

                  Sec. 1.02 Gender and Number. The masculine pronoun shall include the feminine, the singular shall include the plural, and vice versa.


                                   ARTICLE 2
                                   BENEFITS
                                   --------

                  Sec. 2.01 Participant Compensation Deferral Amounts.

                  (a) For such Plan Years as the Company shall determine, each Eligible Employee may irrevocably elect in writing to defer all or a portion of his Compensation for the Plan Year, subject to such rules and procedures as the Committee deems appropriate. In all events, each such election shall be made prior to the last day of the Plan Year preceding the Plan Year in which such Compensation is earned. Notwithstanding the foregoing, with respect to the Plan Year during which the Company first permits Eligible Employees to make elections hereunder or during which an individual first becomes an Eligible Employee, the affected Eligible Employee may make an irrevocable written election within thirty (30) days of the date as of which such elections may first be made or within thirty (30) days of becoming an Eligible Employee, as the case may be, to defer all or a portion of his Compensation for the remainder of such Plan Year (including any bonus thereafter payable with respect to such Plan Year); provided, in the latter case, the Company has determined to permit Compensation Deferrals for such Plan Year.

                  (b) An Eligible Employee shall enroll in the Plan effective as of the first day of a Plan Year by filing a completed and fully executed Enrollment Agreement with the Committee by a date set by the Committee. Pursuant to such Enrollment Agreement and such procedures as the Committee shall establish, the Eligible Employee shall irrevocably elect an amount of his Compensation to be deferred through payroll deductions, which deductions shall be made after any required payroll tax deductions, and (b) the Accounts to which such Compensation Deferrals shall be credited. An Eligible Employee shall provide such other information as the Committee shall require.

                  (c) The Enrollment Agreement filed by an Eligible Employee for any Distribution Option Period must also set forth the Participant's election as to the time and manner of distribution of amounts attributable to such Distribution Option Period that are credited to the Participant's In-Service Distribution Account.

                  (d) Coincident with the Effective Date, certain current and former Eligible Employees irrevocably elected to defer under this Plan amounts previously deferred or credited to an account on the books of SDI on behalf of such Eligible Employees which otherwise may become due and payable to such Eligible Employees on or after January 1, 1997 under certain incentive compensation or deferred compensation plan maintained by the Company or a predecessor in interest thereto. Any such amounts remaining as of the Restatement Effective Date shall continue to be deferred after the Restatement Effective Date and shall be distributed in accordance with the elections of the applicable Eligible Employees subject to such rules and procedures as the Committee shall prescribe regarding the coordination of such prior elections with any elections hereunder.


                  (e) A Participant's Compensation Deferral amount to be deferred and credited to the Participant's Account under the Plan, for a Plan Year, shall not exceed such percentage or amount of the Participant's base salary, commissions or bonus components of his Compensation for such Plan Year as the Committee shall determine.

                  Sec. 2.02 Investment of Accounts. Each Account shall be credited quarterly with earnings or losses attributable to the Earnings Crediting Options offered by the Committee and selected by the Participant in the following manner:

                  (a) A Participant's Account shall be credited with earnings in accordance with the Earnings Crediting Option selected by the Participant from time to time. Participants may allocate their Accounts among the Earnings Crediting Options available under the Plan in accordance with such rules and procedures as the Committee shall prescribe. The rate of return, positive or negative, credited under each Earnings Crediting Option is based upon the actual investment performance of such investment fund as the Committee may designate from time to time as specified in Exhibit A, and shall equal the total return of such investment fund net of asset based charges, including, without limitation, money management fees, fund expenses and mortality and expense risk insurance contract charges as determined by the Committee. The Committee reserves the right, on a prospective basis, to add or delete Earnings Crediting Options, provided, however, that any such change in the Earnings Crediting Options available under the Plan shall only affect the rate at which earnings shall be credited to Participants' Accounts on a prospective basis, and shall not affect the value of Participants' existing Accounts, including any earnings credited under the Plan up to the date of such change.

                  (b) A Participant may change the Earnings Crediting Options among which his Accounts are allocated at any time during the Plan Year, subject to such rules and procedures the Committee deems appropriate. Each such change may include (i) reallocation of the Participant's existing Account, and/or (ii) changes in investment allocation of amounts to be credited to the Participant's Account in the future, as the Participant may elect. In the event the Committee deletes an Earnings Crediting Option, a Participant whose Account is allocated to such Earnings Crediting Option, in whole or in part, shall be entitled to reallocate such Account and/or any amounts to be credited in the future to such Account among the remaining Earnings Crediting Options.

                  (c) Notwithstanding that the rates of return credited to Participants' Accounts under the Earnings Crediting Options are based upon the actual performance of the investment funds selected by the Participant from among the options designated by the Committee and specified in Exhibit A, the Company shall not be obligated to invest any amounts deferred by a Participant under this Plan, or any other amounts, in such portfolios or in any other investment funds and no Participant shall have any right, title or interest in any such investment fund or other specific asset of the Company.

                  (d) The Committee or its delegate shall provide to each Participant, not less frequently than quarterly, a statement in such form as the Committee deems desirable setting forth the balance standing to the credit of such Participant in each of his Accounts.

                  (e) Except as otherwise determined by the Committee, any distribution made to or on behalf of a Participant from an Account in an amount which is less than the entire balance of such Account shall be made pro rata from each of the Earnings Crediting Options to which such Account is then allocated.

                  Sec. 2.03. Accounting and Valuation of Account.

                  (a) The Company shall establish a bookkeeping account for each Participant who allocates Compensation Deferrals to a Retirement Distribution Account, to which shall be credited an amount equal to the Compensation Deferrals elected by the Participant to be allocated to such an Account for any Plan Year. The Company shall establish a separate bookkeeping account for each Participant who allocates Compensation Deferrals to an In-Service Distribution Account, to which shall be credited an amount equal to the Compensation Deferrals elected by the Participant to be credited to such an Account for the applicable Distribution Option Period. In the event a Participant who elected to defer an amount described in Section 2.01(d) elected to receive such amount at (i) his Retirement or Termination Date or
(ii) the later of his Retirement or Termination Date or age 65, the Company shall credit such amount to the Participant's Retirement Distribution Account. In the event a Participant who elected to defer an amount described in Section 2.01(d) elected to receive such amount on a specified date, the Company shall credit such amount to a separate In-Service Distribution Account.

                  (b) Compensation Deferral amounts shall be credited to an Account on the first business day following the date such amounts otherwise would have been payable to the Participant. An Account shall be reduced to reflect any distributions or withdrawals from such Account. Such reductions shall be allocated to the Account as of the date such distributions or withdrawals are made. The funds applicable to the Accounts shall be subject to claims by the Company's general creditors in the event of the Company's insolvency.

                  (c) As of each Valuation Date, income, gain and loss equivalents (determined as if the Account is invested in the manner set forth under Section 2.02 hereof) attributable to the period following the next preceding Valuation Date shall be credited to and/or deducted from the Participant's Account, as applicable.

                  (d) Anything contained herein to the contrary notwithstanding, amounts credited to a Participant's Account shall commence to be credited with interest or earnings under Section 2.02 within thirty (30) days of the date such amounts are credited to the Participant's Account, as determined by the Committee.

                  Sec 2.04 Additional Credits. A Participant's Accounts shall be credited with an amount, determined in the Committee's sole discretion, that is designed to make such Participant whole for losses or reductions in contributions or benefits suffered by the Participant under the tax-qualified retirement plans maintained by the Company or the Affiliates as a result of the Participant's Compensation Deferrals. Any amount credited with respect to a defined contribution plan shall be made without regard to any lost earnings or to a delay in timing of contributions under such plan and shall be credited at the end of the Plan Year in which the loss or reduction occurs. Any amount credited with respect to a defined benefit plan shall be based on the actuarial assumptions and methodologies determined in the discretion of the Committee, with the assistance of the Company's actuaries, and shall be credited at the time the Participant receives a distribution of his benefit from such plan.

                                   ARTICLE 3
                         DISTRIBUTIONS TO PARTICIPANTS
                         -----------------------------

                  Sec. 3.01 Election of Distribution Option. On a completed and fully executed Enrollment Agreement filed with the Committee, an Eligible Employee shall elect the time and manner of payment pursuant to which his Accounts shall be distributed. With respect to any Participant who has elected more than one distribution option pursuant to this Section 3.01, all references to the Participant's Account in this Article 3 (and other references in the Plan to the Participant's Account pertaining to distributions) shall refer to the portion of such Participant's Account with respect to which the distribution option has been elected.

                  Sec. 3.02 Retirement Distribution Account. Subject to the provisions of this Article 3, distribution of the Participant's Retirement Distribution Account shall commence, as elected by the Participant in accordance with Section 3.01, upon (a) the Participant's Retirement or his attainment of age 65, if later, or (b) the Participant's Termination Date or his attainment of age 65, if later.

                  Sec. 3.03 In-Service Distribution Account. Unless otherwise permitted by the Committee, an election to allocate Compensation Deferrals to an In-Service Distribution Account and to receive distributions from such Account (a) shall be effective for all Compensation Deferrals made for the five year period subsequent to such election and thereafter unless changed by the Participant, (b) may be changed only once every five years, and (c) any change shall be prospective only and shall apply to all Compensation Deferrals made during the following five year period. Distribution of the Participant's In-Service Distribution Account shall commence, as elected by the Participant in accordance with Section 3.01 on the specified date which shall not be less than two (2) years from the last day of the last Plan Year in the Distribution Option Period in which a Compensation Deferral was made to such Account.

                  Sec. 3.04 Benefits Upon Retirement. In the case of a Participant whose Service terminates on account of his Retirement, the Participant's Retirement Distribution Account shall be distributed in one of the following methods, as elected by the Participant in accordance with
Section 3.01: (i) in a lump sum; (ii) in five (5), ten (10), fifteen (15) or twenty (20) annual installments, or (iii) by any other formula that is mathematically derived, as long as it does not exceed the Participant's projected mortality. Any lump-sum benefit payable in accordance with this Section shall be paid between January 1 and February 28 of the Plan Year following the Plan Year in which occurs the Participant's Retirement or, his attainment of age 65, if later and elected as the distribution date by the Participant in accordance with Section 3.01, in an amount equal to the value of such Account as of the last business day of the month preceding the date of payment. Annual installment payments, if any, shall commence between January 1 and February 28 of the Plan Year following the Plan Year in which occurs the Participant's Retirement, or his attainment of age 65, if later and elected as the distribution date by the Participant in accordance with Section 3.01, in an amount equal to (i) the value of such Account as of the last business day of the month preceding the date of payment, divided by (ii) the number of annual installment payments elected by the Participant in accordance with
Section 3.01. The remaining annual installments shall be paid not later than February 28 of each succeeding year in an amount equal to (i) the value of such Account as of the last business day of the month preceding the date of payment of the installment, divided by (ii) the number of installments remaining. A Participant may change his election regarding the manner of payment as described in this Section 3.01 of his Account at any time prior to the beginning of the Plan Year in which occurs the Participant's Retirement or his attainment of age 65, if later and elected as the distribution date by the Participant in accordance with Section 3.01.

                  Sec. 3.05 Benefits Upon a Specified Distribution Date. The value of a Participant's In-Service Distribution Account for which the Participant has elected a specified distribution date under Section 3.03 shall be distributed, as elected by the Participant in accordance with Section 3.01:
(i) in a lump sum; or (ii) in two (2), three (3), four (4) or five (5) annual installments. Any lump-sum benefit payable in accordance with this Section shall be paid as soon as practicable following the specified distribution date elected by the Participant in an amount equal to the value of such Account as of the last business day of the month preceding the date of payment. Annual installment payments, if any, shall commence as soon as practicable following the specified distribution date elected by the Participant, in an amount equal to (i) the value of such Account as of the last business day of the month preceding the date of payment, divided by (ii) the number of annual installment payments elected by the Participant in accordance with Section
3.01. The remaining annual installments shall be paid not later than February 28 of each succeeding year in an amount equal to (i) the value of such Account as of the last business day of the month preceding the date of payment of the installment, divided by (ii) the number of installments remaining.

                  Sec. 3.06 Benefits Upon Termination of Employment. In the case of a Participant whose Service terminates, other than on account of his death, prior to the earliest date on which he is eligible for Retirement or the specified distribution date, the value of the Participant's Accounts as of the last business day of the month preceding the date of payment shall be distributed as elected by the Participant (i) in a lump sum as soon as practicable following the Participant's Termination Date, or (ii) following the Participant's attainment of age 65 or the specified distribution date, whichever is applicable, if later and as elected by the Participant in accordance with Section 3.01. Anything contained in this Plan and any election by any Participant to the contrary notwithstanding, the Company reserves the right in its sole discretion, to cause one or more of a Participant's Accounts to be distributed in a lump sum as soon as practicable following such Participant's Termination Date.

                  Sec. 3.07 Benefits Upon Death. In the event of a Participant's death prior to the complete distribution of his Accounts pursuant to Article 3, the value of the Participant's remaining Accounts as of the last business day of the month preceding the date of payment under the Plan shall be paid to the Participant's designated beneficiary or, if none, to the Participant's surviving spouse or, if none, to the Participant's estate in cash in a single sum as soon as administratively practicable following the completion of the first valuation of the Participant's Accounts which coincides with or next follows the Participant's death.

                  Each Participant may designate a beneficiary or beneficiaries (which beneficiary may be an entity other than a natural person) to receive any payments which may be made following the Participant's death. Such designation may be changed or canceled at any time without the consent of any such beneficiary. Any such designation, change or cancellation must be made in a form approved by the Committee and shall not be effective until received by the Committee or its designee. If a Participant designates more than one beneficiary, the interests of such beneficiaries shall be paid in equal shares, unless the Participant has specifically designated otherwise.

                  Sec. 3.08 Benefits Upon a Change of Control. In the event of a Change of Control, the value of a Participant's vested Accounts shall be paid to the Participant in a lump sum within sixty (60) days of the Change of Control.

                                   ARTICLE 4
                              EMERGENCY BENEFITS
                              ------------------

                  Sec. 4.01 Emergency Benefit. In the event that the Committee, upon written request of a Participant, determines, in its sole discretion, that the Participant has suffered an unforeseeable financial emergency, the Company shall pay to the Participant from his Account, as soon as practicable following such determination, an amount necessary to meet the emergency, after deduction of any and all taxes as may be required pursuant to
Section 10.10. For purposes of this Plan, an unforeseeable financial emergency is an unexpected need for cash arising from an illness, casualty loss, sudden financial reversal, or other such unforeseeable occurrence. Cash needs arising from foreseeable events such as the purchase of a house or education expenses for children shall not be considered to be the result of an unforeseeable financial emergency. With respect to that portion of an Account which is distributed to a Participant as an emergency benefit, in accordance with this
Section 4.01, no further benefit shall be payable to the Participant under this Plan. Notwithstanding anything in this Plan to the contrary, a Participant who receives an emergency benefit in any Plan Year shall have his then current elections with respect to Compensation Deferrals automatically revoked for the remainder of such Plan Year. It is intended that the Committee's determination as to whether a Participant has suffered an "unforeseeable financial emergency" shall be made consistent with the requirements under section 457 (d) of the Code.

                                   ARTICLE 5
                           ACCELERATED DISTRIBUTION
                           ------------------------

                  Sec. 5.01 Availability of Withdrawal Prior to Retirement. Upon his written election, a Participant may elect to withdraw all or a portion of an Account at any time prior to the time such Account otherwise becomes payable under the Plan, provided the conditions specified in Section 5.03, Section 5.04 and Section 5.05 are satisfied.

                  Sec. 5.02 Acceleration of Periodic Distributions. Upon his written election, a Participant or Participant's beneficiary who is receiving installment payments under the Plan may elect to have the remaining installments distributed in the form of an immediately payable lump sum, provided the condition specified in Section 5.03 is satisfied.

                  Sec. 5.03 Forfeiture Penalty. In the event of a withdrawal pursuant to Section 5.01, or an accelerated distribution pursuant to Section 5.02, the Participant or beneficiary shall forfeit from the Account from which the withdrawal is made an amount equal to 10% of the amount of the withdrawal or accelerated distribution, as the case may be. The forfeited amount shall be deducted from the applicable Account prior to giving effect to the requested withdrawal or acceleration. The Participant and his beneficiary shall not have any right or claim to the forfeited amount, and the Company shall have no obligation whatsoever to the Participant, his beneficiary or any other person with regard to the forfeited amount.

                  Sec. 5.04 Minimum Withdrawal. In no event shall the amount withdrawn in accordance with Section 5.01, be less than 25% of the amount credited to the Participant's Account immediately prior to the withdrawal.

                  Sec. 5.05 Suspension from Deferrals. In the event of a withdrawal pursuant to Section 5.01, a Participant who is otherwise eligible to make Compensation Deferrals under Article 2 shall be prohibited from making Compensation Deferrals with respect to the Plan Year immediately following the Plan Year during which the withdrawal is made, and any election previously made by the Participant with respect to Compensation Deferrals during the Plan Year in which the withdrawal is made shall be void and of no effect.

                  Sec. 5.06 Acceleration by Committee. The Committee, in its sole discretion, may accelerate the distribution of one or more of a Participant's Accounts if it determines that such acceleration is in the best interests of the Company.

                                   ARTICLE 6
                                    VESTING
                                    -------

                  Sec. 6.01 Vesting of Account. Except as provided in Section 6.02, a Participant shall be fully vested in his Account at all times.

                  Sec. 6.02 Deferrals From Other Incentive Plans. Any Participant who made a Compensation Deferral election in accordance with
Section 2.01(d) with respect to amounts previously deferred or otherwise credited to the account of the Participant on the books of the Company under other incentive compensation or deferred compensation plans of the Company or any predecessor in interest thereto shall vest in the amounts attributable to such Compensation Deferral election in accordance with the terms and conditions pertaining to such amounts under such other plans. Anything contained herein to the contrary notwithstanding, no Participant shall be entitled to a distribution hereunder of any amounts that had not become vested under such other plans.

                                   ARTICLE 7
                                    FUNDING
                                    -------


                  The Plan is intended to constitute an "unfunded" plan of deferred compensation for Participants. Benefits payable hereunder shall be payable out of the general assets of the Company and no segregation of any assets whatsoever for such benefits shall be made. The obligation of the Company hereunder shall constitute a general, unsecured obligation, payable solely out of general assets, and no Participant or beneficiary shall have any right to any specific assets of the Company. Notwithstanding the foregoing, the Company shall establish a "rabbi trust" to serve as a funding vehicle for the benefits described in the Plan.

                                   ARTICLE 8
                                ADMINISTRATION
                                --------------

                  Sec. 8.01 Committee. The Plan shall be administered by a committee consisting of two or more senior officers of the Company appointed by the Board. For purposes of this Plan, references to the Committee shall be deemed to be references to the Board to the extent that the Board has not delegated its authority to administer the Plan to the Committee.

                  Sec. 8.02 Committee Authority. The Committee shall have full power and authority to construe, interpret and administer the Plan, and may, to the extent permitted by law, make factual determinations, correct defects, supply omissions and reconcile inconsistencies to the extent necessary, prescribe, amend and rescind any rules, forms and procedures as it deems necessary or appropriate for the proper administration of the Plan and make any other determinations and take any other such actions as it deems necessary or advisable in carrying out its duties under the Plan. All action taken by the Committee arising out of, or in connection with, the administration of the Plan or any rules adopted thereunder, shall, in each case, lie within its sole discretion, and shall be final, conclusive and binding upon the Board, the Company, the Affiliates, the Employees, the beneficiaries and all other persons and entities having an interest therein. The Committee may employ and rely on such legal counsel, such actuaries, such accountants and such agents as it may deem advisable to assist in the administration of the Plan.

                  Sec. 8.03 Compensation. Members of the Committee shall serve without compensation for their services unless otherwise determined by the Board. Unless otherwise determined by the Committee, all expenses of administering the Plan shall be paid by the Company.

                  Sec. 8.04 Indemnification. The Company shall indemnify and hold harmless each member of the Committee from any and all claims, losses, damages, expenses (including counsel fees) and liability (including any amounts paid in settlement of any claim or any other matter with the consent of the Board) arising from any act or omission of such member, except when the same is due to gross negligence or willful misconduct.

                  Sec. 8.05 Committee Determinations. Any decisions, actions or interpretations to be made under the Plan by the Company, the Board or the Committee shall be made in its respective sole discretion, not as a fiduciary and need not be uniformly applied to similarly situated individuals and shall be final, binding and conclusive on all persons interested in the Plan.

                  Sec. 8.06 Plan Administrator. The Committee shall be the "plan administrator" for purposes of ERISA.

                  Sec. 8.07 Claims Procedure.

                  (a) The Committee shall advise each Participant and beneficiary of any benefits to which he is entitled under the Plan. If any person believes that the Committee has failed to advise him of any benefit to which he is entitled, he may file a written claim with the Committee. The claim shall be reviewed, and a response provided, within a reasonable time after receiving the claim. Any claimant who is denied a claim for benefits shall be provided with written notice setting forth:

                      (1) the specific reasons or reasons for the denial;

                      (2) specific reference to pertinent Plan provisions on which denial is based;

                      (3) a description of any additional material or information necessary for the claimant to perfect the claim; and

                      (4) an explanation of the claim review procedure set forth in paragraph (b) below.

                  (b) Within 60 days of receipt by a claimant of a notice denying a claim under the Plan under paragraph (a), the claimant or his duly authorized representative may request in writing a full and fair review of the claim by the Committee. The Committee may extend the 60-day period where the nature of the benefit involved or other attendant circumstances make such extension appropriate. In connection with such review, the claimant or his duly authorized representative may review pertinent documents and may submit issues and comments in writing. The Committee shall make a decision promptly, and not later than 60 days after the Committee's receipt of a request for review, unless special circumstances (such as the need to hold a hearing, if the Committee deems one necessary) require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of a request for review. The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based.

                                   ARTICLE 9
                           AMENDMENT AND TERMINATION
                           -------------------------

                  Sec. 9.01 Authority to Amend. The Board may amend the Plan at any time and in any manner whatsoever. Notwithstanding the above, no amendment shall operate to reduce the benefit amount accrued on behalf of a Participant on the effective date of the amendment.

                  Sec. 9.02 Right to Terminate. Continuance of the Plan is completely voluntary and is not assumed as a contractual obligation of the Company. The Board shall have the right at any time for any reason to terminate the Plan; provided, however, that the Plan termination shall not operate to reduce the amount accrued on behalf of a Participant on the effective date of the Plan's termination.

                                  ARTICLE 10
                                 MISCELLANEOUS
                                 -------------

                  Sec. 10.01 Limitation of Participant's Right. Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company or an Affiliate, nor shall it interfere with the rights of the Company or an Affiliate to terminate the employment of any Participant and/or to take any personnel action affecting any Participant without regard to the effect such action may have upon such Participant as a recipient or prospective recipient of benefits under the Plan.

                  Sec. 10.02 No Compensation for Other Benefits. Any amounts paid hereunder shall not be deemed salary or other compensation to a Participant for the purposes of computing benefits to which he may be entitled under any other arrangement established by the Company or an Affiliate for the benefit of its employees.

                  Sec. 10.03 No Limitation on Company's Actions. Nothing contained in the Plan shall be construed to prevent the Company or an Affiliate from taking any action which is deemed by it to be appropriate or in its best interest. No Participant, beneficiary or other person shall have any claim against the Company or an Affiliate as a result of such action.

                  Sec. 10.04 Rights and Obligations. If a Participant becomes entitled to a distribution under the Plan and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Company or an Affiliate, the Company may offset such amount owed to it against the amount of benefits otherwise distributable. The rights and obligations created hereunder shall be binding on a Participant's heirs, executors and administrators and on the successors and assigns of the Company.

                  Sec. 10.05 Payments to Representatives. If any Participant or beneficiary entitled to receive any benefits hereunder is determined by the Committee, or is adjudged to be, legally incapable of giving valid receipt and discharge for such benefits, the benefits shall be paid to a duly appointed and acting conservator or guardian, or other legal representative of such Participant or beneficiary, if any, and if no such legal representative is appointed and acting, to such person or persons as the Committee may designate. Such payments shall, to the extent made, be deemed a complete discharge for such payments under this Plan.

                  Sec. 10.06 Protective Provisions. Each Participant and beneficiary shall cooperate with the Committee by furnishing any and all information requested by the Committee in order to facilitate the payment of benefits hereunder. If a Participant or beneficiary refuses to cooperate with the Committee, the Company shall have no further obligation to the Participant or beneficiary under the Plan, other than payment of the then-current balance of the Participant's Accounts in accordance with prior elections.

                  Sec. 10.07 Governing Law. Except to the extent superseded by federal law, the Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.

                  Sec. 10.08 Nonalienation. Except as hereinafter provided with respect to family disputes, the rights of any Participant under this Plan are personal and may not be assigned, transferred, pledged or encumbered. Any attempt to do so shall be void. In cases of family disputes, the Committee shall observe the terms of the Plan unless and until ordered to do otherwise by a state or federal court. As a condition of participation, a Participant agrees to hold the Committee harmless from any claim that arises out of the Committee's obeying the final order of any state or federal court, whether such order effects a judgment of such court or is issued to enforce a judgment or order of another court. For purposes of this Section 10.08, "family dispute" means a dispute relating to provision of child support, alimony payments, or marital property rights to a spouse, former spouse or other dependent of the Participant.

                  Sec. 10.09 Limitations on Obligations. Neither the Company nor any officer, director or employee thereof shall be responsible or liable in any manner to any Participant, beneficiary or any person claiming through them for any benefit or action taken or omitted in connection with the granting of benefits, the continuation of benefits, or the interpretation and administration of this Plan.

                  Sec. 10.10 Withholding. The Committee may make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes which the Company is required by any law or regulation of any governmental authority, whether Federal, state or local, to withhold in connection with any benefits under the Plan, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to the Participant or his beneficiary. Each Participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.

                  Sec. 10.11 Lost Payees. Any benefit payable under the Plan shall be deemed forfeited if the Committee is unable to locate the Participant or beneficiary to whom payment is due; provided, however, that such benefit shall be reinstated if a claim is made by the Participant or beneficiary for the forfeited benefit.

                  Sec. 10.12 Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

                  Sec. 10.13 Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in the construction of the provisions of the Plan.

                  Sec. 10.14 Notice. Any notice or filing required or permitted to be given to the Committee shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Human Resources Department of the Company or to such other entity as the Committee may designate from time to time. Such notice shall be deemed given as to the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

         IN WITNESS WHEREOF, the Company has caused this Plan to be executed in its name and behalf this _____ day of September, 1998, by its officer thereunto duly authorized.


                                            SunSource Inc.

                                            By:
                                               ---------------------------------

                                   EXHIBIT A


                  Effective October 1, 1998, the Plan shall offer the following Earnings Crediting Options for determining the rate of return to be credited to Accounts. The investment options are:

o  Company Fixed Interest                              International Equity
                                                       o  Alliance Global
Domestic Fixed Income                                  o  Alliance International
o  Alliance Money Market                               o  T. Rowe Price International Stock
o  Alliance Intermediate Gov't Securities              o  Morgan Stanley Emerging Markets
Equity
o  Alliance Quality Bond
                                                       Aggressive Equity
Aggressive Fixed Income                                o  Alliance Aggressive Stock
o  Alliance High Yield                                 o  Warburg Pincus Small Company Value
                                                       o  Alliance Small Cap Growth
Domestic Equity                                        o  MFS Emerging Growth Companies
o  T. Rowe Price Equity Income
o  EQ/Putnam Growth & Income Value                     Asset Allocation Series
o  Alliance Growth & Income                            o  Alliance Conservative Investors
o  Alliance Equity Index                               o  EQ/Putnam Balanced
o  Merrill Lynch Basic Value Equity                    o  Alliance Balanced
o  Alliance Common Stock                               o  Alliance Growth Investors
o  MFS Research                                        o  Merrill Lynch World Strategy